Exhibit 99.1.

                        U. S. STEEL, NKK CORPORATION AND
                      NATIONAL STEEL IN CONSOLIDATION TALKS


     PITTSBURGH, Dec. 9 - United States Steel LLC (NYSE: X) confirmed today that, although no agreement has been reached, it is in talks with NKK

Corporation of Japan and National Steel Corporation concerning a possible acquisition of National Steel by U. S. Steel.  The potential acquisition would be consistent with the goal of consolidation in the domestic integrated steel industry.

     Any acquisition would be contingent on a number of significant conditions,

including a substantial restructuring of National Steel's debt and other obligations. U. S. Steel will proceed only if the acquisition would be in the best interests of its company's shareholders, customers, employees and creditors.

     Steel industry consolidation is contingent upon several key elements.

First, it requires the implementation of President Bush's three-part program,

announced June 5, 2001, to address the excessive imports of steel that have been depressing markets in the United States. A critical part of the President's program is a strong remedy under Section 201 of the Trade Act of 1974 (Section

201).  Second, it calls for the creation of a government-sponsored program that would provide relief from the industry's retiree legacy cost burden - primarily pension and retiree health care costs - thereby removing the most significant barrier to consolidation of a highly fragmented industry.  Third, it requires a progressive new labor agreement that would provide for meaningful reductions in operating costs.

     Industry consolidation referenced above is subject to numerous conditions,

some of which are described above.  Many of these conditions depend upon actions by other parties, such as the federal government.  There is no assurance that consolidation will occur, nor any specificity concerning the terms upon which it might occur.  Financial performance and results in the steel industry, including the results of United States Steel if any consolidation occurs, will be influenced by many factors.  In accordance with "safe harbor" provisions of the

Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 2000, as amended in Forms 10-K/A, and in subsequent Forms 10-Q and Forms 8-K, cautionary statements identifying important factors, but not necessarily all factors, that could influence such results.

                                      -oOo-
2001-12-9